Exhibit 99.1

ANGIODYNAMICS

Moderator: Eamonn Hobbs

07-29-04/3:30 pm CT

Confirmation # 8933586

ANGIODYNAMICS

Moderator: Eamonn Hobbs

July 29, 2004

3:30 pm CT

Operator:	Welcome to the AngioDynamics Fiscal 2004 Fourth Quarter Financial Results Conference Call. At this time all participants are in a listen only mode.

Following management’s prepared remarks we’ll hold a Q&A session. To ask a question please press star followed by 1 on your touch-tone phone. If anyone has difficulty hearing the conference, please press star 0 for operator assistance.

As a reminder this conference is being recorded today, July 29, 2004. I would now like to turn the conference over to Ms. Kim Golodetz. Please go ahead ma’am.

Kim Golodetz:	Thank you. This is Kim Golodetz of Lippert Heilshorn and Associates. Thank you all for participating in today’s call. Joining me this afternoon from AngioDynamics are Eamonn Hobbs, President and Chief Executive Officer and Joseph Gerardi, Chief Financial Officer. This call will follow the standard format beginning with prepared remarks by management and then we’ll open up the call for questions.

Earlier today AngioDynamics announced financial results for the fiscal 2004 fourth quarter and full year. If you have not received this news release or if you would like to be added to the company’s distribution list, please call Lippert Heilshorn in Los Angeles at 310-691-7100 and speak with Eleanor Tang.

ANGIODYNAMICS

Moderator: Eamonn Hobbs

07-29-04/3:30 pm CT

Confirmation # 8933586

Before we begin I would like to caution that comments made during this conference call by management will contain forward looking statements that involve risks and uncertainties regarding the operations and future results of AngioDynamics.

I encourage you to review the company’s past and future filings with the Securities and Exchange Commission, including without limitation, the company’s registration statement of Form S1 and the prospectus contained therein for the company’s recently completed initial public offering, which may identify specific factors that may cause actual results or events to differ materially from those described in the forward looking statements.

The content of this conference call contains time sensitive information that is accurate only as of the date of the live broadcast, today July 29, 2004. AngioDynamics undertakes no obligation to revise or update any statements to reflect events or circumstances after the date of this conference call.

With that said I would like to turn the call over to Eamonn Hobbs. Eamonn?

Eamonn Hobbs:	Thanks Kim. Welcome everyone and thank you for joining us today on our first ever quarterly conference call. As you all probably know we entered the public equity markets on May 26th of this year selling 1.95 million shares of common stock at $11 a share. We were pleased with the success of our IPO, especially in light of the capital markets conditions as we embarked on our road show. We were also pleased that our underwriters, RBC Capital Markets and Adams Harkness, exercised the green shoe, placing a further 292, 500 shares. This new funding, along with the potential currency of public stock is expected to be instrumental in propelling our growth.

ANGIODYNAMICS

Moderator: Eamonn Hobbs

07-29-04/3:30 pm CT

Confirmation # 8933586

Regarding this afternoon’s call, first I’ll review the highlights of our fiscal fourth quarter and the year. Joe Gerardi, our CFO, will provide more detail about our financial results. Then I’ll comment on our business activities. Afterward we’ll open it up for your questions.

As announced in our news release issued earlier today, we closed the books on an excellent quarter with net sales of $14.1 million, up 26% compared with the fourth quarter of fiscal year 2003 and net earnings up almost threefold to $1.5 million.

For the year we recorded net sales of $49 million, up 28% from fiscal year 2003 and net earnings of $3.1 million, up 165% over fiscal 2003. Sales growth reflects solid market penetration for our new product launches and continued sales growth in our core products. Indeed we successfully launched four products during the fourth quarter, and a key component of our growth strategy calls for ongoing product innovation. Our innovation allows us to charge premium prices for our products and our close ties with our physician customers helps ensure rapid uptake.

We also recorded the first full year of sales for our endovascular laser systems for the treatment of severe varicose veins. The trajectory of the sales ramp is suggesting that this product is going to be extremely successful. Now to further expand on our financial results I’d like to turn the call over to our CFO, Joe Gerardi.

Joseph G. Gerardi:	Thanks Eamonn. And good afternoon everyone. As Eamonn commented, net sales for the fourth quarter increased 26% compared to the prior year period and reached a record $14.1 million. Gross profit was up 29% to $7.5 million compared to gross profit of $5.8 million last year.

ANGIODYNAMICS

Moderator: Eamonn Hobbs

07-29-04/3:30 pm CT

Confirmation # 8933586

Our gross margin increased by 135 basis points to 53.3%. The improvement in gross profit margins was due to increased sales volume, favorable product mix and improved manufacturing efficiencies.

Operating profit for the fiscal year 2004 fourth quarter increased 83% to $1.9 million compared to $1.0 million in the fourth quarter of fiscal year 2003. Operating margin increased by 424 basis points to 13.6%.

Note that operating margins expanded nicely even with higher SG&A and R&D expenses. SG&A was $4.6 million compared with $4.0 million in the fourth quarter of fiscal year 2003. This increased was largely due to having a full year of expenses for the eight sales reps hired in the previous fiscal year, plus two additional reps in the current year, bringing our current total direct sales reps at the end of fiscal year to 34.

We added an additional product manager to provide better customer service and we incurred additional promotional expenses to support the seven new product launches for this current fiscal year.

R&D spending increased according to plans to $949,000 compared with last year’s total of $740,000.

Our effective tax rate for the fourth quarter of fiscal year 2004 was very low at 14%. This was the result of utilizing previously unrecorded capital loss carry forwards which offset capital gains realized by our parent company, EZM, under a tax sharing arrangement to offset gains arising from the security sales by EZM. This added four cents a share to our earnings for the fourth quarter. Going forward the company anticipates that the effective tax rate will increase to more historical levels.

ANGIODYNAMICS

Moderator: Eamonn Hobbs

07-29-04/3:30 pm CT

Confirmation # 8933586

Net earnings for the quarter were $1.5 million, or 15 cents per diluted share, up 190% compared to net earnings in the prior year’s fourth quarter of $533,000.

For fiscal year 2004, consolidated net sales increased 28% to $49.1 million. Net earnings were $3.1 million or $0.32 cents per diluted share, up sharply from net earnings of $1.2 million for fiscal year 2003, or $0.13 cents per diluted share.

Our effective tax rate for fiscal year 2004 again was very low, 28% for the reasons mentioned earlier. This added an additional $0.07 per share on our current fiscal year earnings. Going forward, the company expects the effective tax rate to increase to more historical levels.

It is our practice to break out segment sales on a yearly basis. Now I’ll touch on them more specifically.

Total angiographic product sales for 2004 were $15.7 million, up 15% over fiscal year 2003 sales of $13.7 million. Dialysis product sales were $13.4 million, up 43% from sales of $9.4 million of the previous year.

Our vascular access product sales were $3.3 million, up 24.6% from sales of $2.7 million of last year. The Total Precision Laser Systems product sales for 2004 were $5.7 million compared with $2.1 million in the prior year.

Cash and cash equivalents and debt securities were $2.5 million at May 29, 2004. In addition, AngioDynamics recorded a stock subscription receivable in the amount of $19.9 million reflecting the proceeds of the initial public offering. Subsequent to year-end, the company received additional net proceeds of approximately $3 million from the exercise of the underwriters over allotment.

ANGIODYNAMICS

Moderator: Eamonn Hobbs

07-29-04/3:30 pm CT

Confirmation # 8933586

Now I’d like to turn it back to Eamonn for further insight on our operating results and growth strategies.

Eamonn Hobbs:	Thanks Joe. Our overall sales growth continues to be driven by several factors. Our core business growth is supported by market growth based on the shift from open surgery to interventional procedures, and demographic shifts, particularly the increase in diabetes and the aging population. Company growth also includes contributions from new technologically innovative products.

More than 50% of our current sales are derived from products introduced over the past five years, and much of our growth this year comes from recently introduced products and market share gains. VenaCure, formerly called ELVS, has been well received among our physician network as evidenced by the sales jump Joe just discussed.

Growth in our dialysis products continues to well outpace market growth rates, which we estimate at 15% annually. We recently began marketing a new hemodialysis product, the SpeedLyser Infusion Catheter following our 510K marketing clearance that we received in February. This is the first infusion catheter designed exclusively for dissolving thrombus from a blocked dialysis access site.

We also just introduced a new Dynamic Flow Chronic Hemodialysis Catheter, which features a split tip design and a proximal shaft that reduces the chance of kinking after placement. The catheter also features a Durathane shaft: a biocompatible, endurable material that offers higher chemical resistance than polyurethane, which helps simplify site care since the material can be cleaned with either iodine or alcohol.

ANGIODYNAMICS

Moderator: Eamonn Hobbs

07-29-04/3:30 pm CT

Confirmation # 8933586

Another first for us is our new AngioFlow system, which combines our AngioFlow Meter, and our Thermal Dilution Catheter. We believe this is the first device to measure blood flow in hemodialysis access sites during an access site clearing procedure.

Our new Mariner Angiographic Catheter was introduced during the quarter and is expected to further the growth performance in that product category. This new hydrophilic-coated catheter is designed to deliver contrast media to anatomy that is difficult to reach and is far superior to any other in the market place today.

And we just announced the 510K clearance for the rapid injection of contrast media for CT studies to be delivered to our Morpheus PICC line. This catheter also allows for lower pressure injections normally associated with a PICC line for greater patient comfort and healthcare practitioner ease of use and lower cost. We have solid expectations for this innovative product.

Turning to our direct sales force, as of today we’re up to 38 sales reps in the United States, and we plan to grow that number to 70 over the next three years. Our sales force is becoming more productive as well. Average sales per rep exceeded $1.2 million in fiscal year 2004 compared with just over $1 million per rep in 2003.

Looking at the next few fiscal years, while we are not going to give specific financial guidance at this time, we will share with you a few of our goals. First we expect to increase R&D to 8% of sales. Investing in R&D is vital to our growth prospects. We also expect gross margins to increase to the 60%

ANGIODYNAMICS

Moderator: Eamonn Hobbs

07-29-04/3:30 pm CT

Confirmation # 8933586

level as we introduce higher margin products and increased manufacturing efficiencies. I will also say that we are comfortable with the current analyst estimates of revenue growth of around 17.5% to 20% and $3.3 million in net income for fiscal year 2005.

Before we open the call to your questions, as a final topic I’d like to say that there is still very little that we can report regarding the intellectual property position with our VenaCure product, previously labeled as ELVS. We continue to hold fast to our belief that we do not infringe DiaMed’s patent. Our patent counsel has provided us with a written opinion of non-infringement and therefore we expect to vigorously defend our position.

We are not in a position to speak publicly about this situation any further and I would appreciate that no questions are asked on this topic as I will not be able to comment beyond what I’ve just stated.

With that, that ends our formal remarks. Operator, we’re ready to take questions.

Operator:	Ladies and gentlemen, if you wish to register for a question for today’s question and answer session you will need to press star followed by the number 1 on your telephone. You will hear a prompt to acknowledge your request.

If your question has been answered and you wish to withdraw your polling request, you may do so by pressing star followed by the number 2. If you are using a speakerphone, please pick up your handset before entering your request.

ANGIODYNAMICS

Moderator: Eamonn Hobbs

07-29-04/3:30 pm CT

Confirmation # 8933586

Again, we ask if you have pressed star 1 to ask a question before this time, please press it once more to ensure you will enter into the queue. One moment please for the first question.

Your first question comes from Phil Nalbone with RBC.

Phil Nalbone:	Good afternoon everybody. Joe I was wondering if you could take us through in some detail, the very specific effects of the net capital loss carry forwards on the tax rate. Can you give us the absolute dollar value that hit the P&L during the quarter?

In other words allow us to back into what net income and EPS would have been without that unusual item.

Joseph G. Gerardi:	Sure. The tax benefit for the quarter was at a tax benefit of $404,207. For the fiscal year it was $692,485. Based on our tax sharing arrangement with EZM we have a capital loss carry forwards that EZM was able to utilize, and we get the benefit from that as it’s realized.

Phil Nalbone:	Okay. Are there additional carry forwards that are likely to be utilized in future quarters?

Joseph G. Gerardi:	Well that is still up in the air as to whether they could be utilized, but there is about another half million dollars.

Phil Nalbone:	Okay.

Joseph G. Gerardi:	That could be trickled out over next year or not.

Phil Nalbone:	Okay.

ANGIODYNAMICS

Moderator: Eamonn Hobbs

07-29-04/3:30 pm CT

Confirmation # 8933586

Joseph G. Gerardi:	Depending on if they have the ability to utilize those.

Phil Nalbone:	Okay. And when do you expect to have visibility on that issue?

Joseph G. Gerardi:	As the year progresses.

Phil Nalbone:	Okay.

Joseph G. Gerardi:	Based on their needs.

Phil Nalbone:	Okay. And for the time being, assuming that those are not utilizable, what would you recommend using as an effective tax rate for fiscal ’05?

Joseph G. Gerardi:	Thirty eight percent.

Phil Nalbone:	Great. And Eamonn if I could, just a quick question regarding the direct sales force. It appears you’ve added a few people since the end of the quarter and since the road show as well. Can you give us a sense of how many direct US people you would expect to have by the end of fiscal ’05?

And remind us what’s magical about the number 70 for a target.

Eamonn Hobbs:	Well Phil the expectation we have would be to increase our sales force to 42 direct sales reps by the end of fiscal year ‘05. And that really falls in line with growing our sales force at the same percentage that our revenues grow, as far as sales force investment. And our goal of 70 is derived from what we feel to be the ideal scenario of 100 physicians per sales rep. And we service approximately 5000 interventional radiologists and 2000 vascular surgeons for a total of 7000 physicians. So 70 would give us that 100 to 1 ratio.

ANGIODYNAMICS

Moderator: Eamonn Hobbs

07-29-04/3:30 pm CT

Confirmation # 8933586

Phil Nalbone:	Great. Okay. I’ll go back into the queue. Thank you.

Eamonn Hobbs:	Thank you Phil.

Operator:	Your next question comes from Jayson Bedford with Adams Harkness.

Jayson Bedford:	Hi, good afternoon guys.

Joseph G. Gerardi:	Hey.

Eamonn Hobbs:	Hey Jason, how are you?

Jayson Bedford:	Good thanks. A few quick questions for you. The top line was quite strong in the quarter. I know there’s some seasonality to the business, but can you just delineate where the growth came from in terms of the $1.6 million sequential increase? Kind of key product lines, kind of highlights from the quarter?

Eamonn Hobbs:	Our ELVS sales were very strong in the fourth quarter, as well as we had an up tick in the dialysis area.

Jayson Bedford:	Okay, so those are the two drivers there. Maybe on the ELVS line can you give us an update as to maybe what, the growth you’re seeing there, is that just pure larger number of users, are you seeing an increase in frequency? Increase in disposables per physician? Any type of metrics you can add there?

Eamonn Hobbs:	Yeah, we are seeing an increase in the utilization of our VenaCure, formally known as ELVS, product line. Earlier this year we actually had the consumable revenues exceed for the first time the revenues derived from

ANGIODYNAMICS

Moderator: Eamonn Hobbs

07-29-04/3:30 pm CT

Confirmation # 8933586

selling the lasers themselves. So that’s always a very important milestone. But we did sell far more lasers during the quarter than we had anticipated. And we sold 23 lasers during Q4.

Jayson Bedford:	Okay. And on that point...

Eamonn Hobbs:	Sorry, the month of May, alone. Alone, yeah.

Jayson Bedford:	Twenty-three in May?

Eamonn Hobbs:	Yes, yeah.

Jayson Bedford:	Okay. And on that point, you know, looking at the gross margin it was pretty much flat sequentially. You had that top line step up. Is that kind of a product mix issue with a large number of capital equipment lasers sold? Is that…

Eamonn Hobbs:	That’s exactly right.

Jayson Bedford:	Okay. And then, kind of expectation for margins going forward?

Joseph G. Gerardi:	We’re going to anticipate that margins will increase to about 54.8% for the year.

Jayson Bedford:	Okay, guys. Thanks I’ll get back in queue.

Operator:	Your next question comes from Al Kildani with SF Capital.

Al Kildani:	Good evening.

ANGIODYNAMICS

Moderator: Eamonn Hobbs

07-29-04/3:30 pm CT

Confirmation # 8933586

Eamonn Hobbs:	Hi Al.

Al Kildani:	On the VenaCure product, I wonder if you could remind us again, sort of what your, how you’re viewing your competitive position in the market, I guess from a market share standpoint? And then maybe just sort of in general terms of how you would compare and contrast your approach with some of the other techniques or technologies out there?

Eamonn Hobbs:	Well, our competitive position in the laser aspect of the market is very strong. We have what we believe to be a leadership position in interventional radiology and vascular surgery with lasers installed and consumable sales, and that really is driven by the fact that we have a much stronger franchise with the customer base due to our relatively large sales force presence than our primary competitor Diomed does. Outside of those markets Diomed is very strong compared to us.

Al Kildani:	I see.

Eamonn Hobbs:	With regard to the second part of your question, sorry?

Al Kildani:	How would you compare and contrast your technology with some of the other approaches out there. And I wonder, I guess I wonder if you could maybe expand it to just beyond competitive laser approaches.

Eamonn Hobbs:	Sure.

Al Kildani:	There’s a major player, when the players out there that’s filed to go public using RF. I mean any, anything you can say to help us understand the differences in all these approaches.

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Moderator: Eamonn Hobbs

07-29-04/3:30 pm CT

Confirmation # 8933586

Eamonn Hobbs:	Certainly. VNUS, V-N-U-S, is I believe the company you’re referring to on, with an, a radiofrequency product that entered the market approximately three years prior to our entry with a laser product. And the VNUS product is a very effective product that really established the market place - or established the beginnings of the market place, which is still growing very rapidly, by creating a minimal - relatively minimally invasive way of treating symptomatic varicose veins compared to open operative vein stripping surgical procedures.

The technology that VNUS has is very effective, the difference between the VNUS procedure and the laser procedure is, we perceive that the laser procedure is a later, more advanced technology that dramatically reduces the amount of physician time to perform the procedure, which makes it easier for both the physician and the patient. And is at least as effective, and in some studies there’s trending towards being slightly more effective. But from the perspective of good scientific data it’s at least as effective, and both procedures are extremely effective.

So the VNUS product line is extremely well established in the vascular surgery community. That’s where they seem to have focused their efforts. They also had a three-year head start in establishing state-by-state reimbursement for their product. And they’re also at a bit of a disadvantage to laser in that their consumables are significantly higher priced in the approximate $800 range, compared to the laser consumables being in the $350 to $400 range.

So we’re catching up very quickly on the reimbursement issues, as VNUS mentioned in their S1 filing. And we agree with, we expect that there will be an established CPT code for the procedure that will cover both, or cover the VNUS RF technique, and there’ll be a CPT code for the laser technique. And

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Moderator: Eamonn Hobbs

07-29-04/3:30 pm CT

Confirmation # 8933586

at that point the - with the reimbursement being very well established the competitive advantage of, or the three year head start that VNUS had over the laser products is going to be greatly diminished. So we’re pretty bullish that we have a very, very competitive product against the VNUS RF product on a number of fronts.

As far as comparing our VenaCure technology to our primary competitor DiaMed, DiaMed does a fine job with their product. We feel we have a significantly better disposable, and our investing significant effort and funds into introducing new and more innovative consumable catheter-based products that are going to up the ante against our competitor DiaMed. So we feel very confident that we’re going to continue to expand our leadership in both interventional radiology and vascular surgery.

Al Kildani:	Great, thank you for that. Second question if I may with regard to the distribution of shares by EZM. I wonder if you could comment or just help us, give us some insight into how the process will be managed in terms of making the decision as to the right time. It’s just entirely I gather, at EZM’s discretion. But do you have any insight as to what their timing as to when they’ll pull the trigger on that?

Eamonn Hobbs:	The earliest EZM can pull the trigger would be late September based on the 120 day lock up expiring. The latest EZM would, speaking on their behalf if I might, would be February 5, 2005. They can certainly do it after that time. But the private letter ruling expires on February 5, 2005. So there’s a rather large incentive to conduct a spin off prior to that date. We’re hopeful that the spin off will be conducted sooner rather than later during that timeframe. And there is a consensus amongst Angio and EZM to pursue the spin off vigorously.

ANGIODYNAMICS

Moderator: Eamonn Hobbs

07-29-04/3:30 pm CT

Confirmation # 8933586

Al Kildani:	Great, and then one last quickie for Joe if I could. I may have missed it. I don’t know if you mentioned a cash flow from operations figure for the quarter?

Joseph G. Gerardi:	Oh, for the quarter?

Al Kildani:	Yes.

Joseph G. Gerardi:	No I did not. I don’t have…

Al Kildani:	Or for the year, I mean if you have one.

Joseph G. Gerardi:	Yeah for the year, I do have it for the year. Just one moment please.

Al Kildani:	Sure.

Joseph G. Gerardi:	We were up to $2.5 million up from $1.7 million I believe, for the year.

Al Kildani:	Okay, thank you.

Joseph G. Gerardi:	Thank you.

Operator:	Your next question comes from Larry Haimovitch with HMTC.

Larry Haimovitch:	Good afternoon Eamonn.

Eamonn Hobbs:	Hey Larry how are you?

Larry Haimovitch:	I’m great, how are you doing?

ANGIODYNAMICS

Moderator: Eamonn Hobbs

07-29-04/3:30 pm CT

Confirmation # 8933586

Eamonn Hobbs:	Doing very well, thank you.

Larry Haimovitch:	How many years did we talk about you being a public company, and here we are.

Eamonn Hobbs:	That’s right. Amazing.

Larry Haimovitch:	Fantastic. Hey, obviously you’ve had tremendous internal growth. You’ve innovated, you’ve built sales forces, you’ve done a marvelous job and it’s great to watch the growth over the last several years. To what extent, now that you have some cash and you have some currency in the way of a publicly traded stock, do you think you’ll become more aggressive in product or company acquisitions? You now have something to trade with, and I’m just wondering how that will fit into supplementing internal growth.

Eamonn Hobbs:	Well, we’re planning to utilize the proceeds of the IPO to acquire synergistic products and technologies. The - although the IPO provided us with more cash than we had at our disposal it’s still a relatively small sum in the $20 million range. Post spin off we’ll be able to, via the terms of the private letter ruling, be able to utilize a - up to 6.2 million shares for strategic purposes: acquisitions, a follow on offering if the conditions were appropriate. So that’ll dramatically increase our ability to pursue strategic opportunities. There are quite a few strategic opportunities available to us in the product and technology area that even the $20 million can take us a long way.

Larry Haimovitch:	Eamonn what’s the particular arithmetic on the $6.2 million. Does that come about as a result of complications or issues of the spin off and the - the IPO and the spin off?

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Moderator: Eamonn Hobbs

07-29-04/3:30 pm CT

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Eamonn Hobbs:	Yeah it - the rules that we’re operating under dictate that we cannot dilute the original EZM shareholders below 50% of their original holdings, or 4.6 million shares. Half of their 9.2.

Larry Haimovitch:	Yeah.

Eamonn Hobbs:	So.

Larry Haimovitch:	And in terms of, in terms of when you look down the road, couple of years, where do you think the most opportunities are for acquisitions or for internal growth?

Obviously you’ve got a lot of things firing really well right now. Are there any particular areas you’ve - you get especially excited about when you think about growing, either internally or externally?

Eamonn Hobbs:	The biggest growth areas in interventional radiology and vascular surgery are definitely in the areas of dialysis — because the dialysis population is growing rapidly, and the treatment is getting more and more aggressive — and vascular access in general. Tumor therapy, both intravascular and percutaneous precision image guided tumor therapy’s very exciting and it, really in its infancy.

And IVC filters, we expect the IVC filter market to dramatically increase due to the advent of prophylactic use of IVC filters with their ability to be removed subsequent to their useful life.

Larry Haimovitch:	Great, thanks. Congratulations on all the progress.

Eamonn Hobbs:	Thanks Larry, great talking to you.

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Moderator: Eamonn Hobbs

07-29-04/3:30 pm CT

Confirmation # 8933586

Operator:	Your next question comes from Ed Graham with Kern Capital.

Ed Graham:	Hi guys.

Eamonn Hobbs:	Hey Ed, how are you?

Ed Graham:	Good. Three questions. The six million on the long-term debt, the $6.1.

Joseph G. Gerardi:	Yes.

Ed Graham:	Does that include still the $3 million payable to parent.

Joseph G. Gerardi:	At the end of the fiscal year, yes. We, subsequently once we get - use the proceeds to pay that debt off.

Ed Graham:	That’ll reverse that?

Joseph G. Gerardi:	It’s already been paid, yeah.

Ed Graham:	Okay. On the DSO lines there’s, you know, sequential improvement. Do you have a goal for the DSOs?

Joseph G. Gerardi:	Well.

Ed Graham:	Can we expect it to get even better? Or is this a good level?

Joseph G. Gerardi:	It’s hard to get much better than below 50.

Ed Graham:	Yeah, it’s pretty good number, yeah.

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Moderator: Eamonn Hobbs

07-29-04/3:30 pm CT

Confirmation # 8933586

Joseph G. Gerardi:	You know, the United States we’re actually below 50%. We’re in a…

Ed Graham:	Okay.

Joseph G. Gerardi:	We’re in 49 to 48 days. We’d like - our goal is to maintain that.

Ed Graham:	Okay, great. The - given that June and July are finished, do you expect to be down sequentially still with seasonality next quarter?

Joseph G. Gerardi:	Yeah, there is seasonality in our business, and our first quarter has historically been a little…

Ed Graham:	Right.

Joseph G. Gerardi:	Dip. So we’ll see that again this year.

Ed Graham:	Okay, even with the 23 placements in?

Joseph G. Gerardi:	It - the thing is there is some latitude as to when procedures can be performed both on a, physician level and a patient level. So…

Ed Graham:	Okay.

Joseph G. Gerardi:	They’ll pick up as the year goes on.

Ed Graham:	All right, just checking. Thanks a lot.

Eamonn Hobbs:	Thank you Ed.

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Moderator: Eamonn Hobbs

07-29-04/3:30 pm CT

Confirmation # 8933586

Operator:	Once again ladies and gentlemen, as a reminder to register for a question please press star followed by the number 1 on your telephone keypad.

Your next question is a follow up question from Phil Nalbone from RBC.

Phil Nalbone:	A follow up question regarding the 60% gross margin target. Can you give us some sense of over what period of time you would expect to achieve that?

Joseph G. Gerardi:	Yeah we’d be looking, Phil, to gain roughly about 2% a year for the next four to five years. We’ll get up there within fiscal year 2008.

Phil Nalbone:	Okay. And just in terms of your target for top line growth, you’ve given us an expectation of 17.5% to 20% for fiscal ’05. Does that assume anything in the way of acquisitions?

Joseph G. Gerardi:	No, that’s organic growth.

Phil Nalbone:	And assuming that we see better than expected top line growth, if through acquisitions or just better internal growth, what will be your approach to the use of that incremental revenue?

Is the idea that you would accelerate the expansion of the direct sales force? In other words are you going to spend the increment or let it fall to the bottom line?

Eamonn Hobbs:	Our game plan would be to invest, consider the investment of, in the areas of sales force expansion and increased R&D spending. The - historically, and our plans going forward are to maintain SG&A at approximately 36% of sales, and R&D at 8% of sales. But if we really had a blockbuster top line, let’s say 30% growth, we would look to most probably increase our sales force at 30% level, maintaining SG&A at 36%.

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Moderator: Eamonn Hobbs

07-29-04/3:30 pm CT

Confirmation # 8933586

Phil Nalbone:	Great, thank you very much.

Operator:	Your next question is a follow up question from Ed Graham with Kern Capital.

Ed Graham:	Can I ask just more about June and July? More specifically the month of June, were you satisfied with how it progressed?

A lot of other companies had some difficult Junes out there, more on the consumer side. But just wanted to see how you guys felt about the summer so far.

Eamonn Hobbs:	We, we were very satisfied with June.

Ed Graham:	Okay. And July followed through as well? July is…

Eamonn Hobbs:	July is right…

Joseph G. Gerardi:	July is not done yet.

Eamonn Hobbs:	So far July looks solid.

Ed Graham:	Okay, great. All right, thanks a lot.

Eamonn Hobbs:	Thank you.

Operator:	Your next question comes from Bryant Cassella with KeyBank.

ANGIODYNAMICS

Moderator: Eamonn Hobbs

07-29-04/3:30 pm CT

Confirmation # 8933586

Bryant Cassella:	Hello gentlemen, how are you?

Eamonn Hobbs:	Hey Bryant, how are you?

Bryant Cassella:	Good. Tremendous results. Just one quick question in terms of your current capacity. I was curious if you could - if you had an idea in terms of what level of sales you think you can achieve with your current capacity before you’re going to need to expand.

Joseph G. Gerardi:	Well Bryant we just closed on a $3.5 million facility expansion. Basically doubling the footprint of the facility, and giving us probably capacity for the next five years of production. So we’re really poised for a lot of growth here with very minimal investment in terms of - except for, you know, capital equipment for additional production lines.

Bryant Cassella:	Okay, great. Congratulations again.

Joseph G. Gerardi:	Thanks.

Operator:	Once again ladies and gentlemen to register for a question please press star followed by the number 1 on your telephone keypad now.

There are no further questions at this time. Please proceed with your presentation, or any closing remarks.

Eamonn Hobbs:	Okay, so in closing I’d like to summarize that we had an excellent quarter that positioned us well to achieve the goals that we’ve set out for in the next fiscal year.

ANGIODYNAMICS

Moderator: Eamonn Hobbs

07-29-04/3:30 pm CT

Confirmation # 8933586

On Tuesday we’ll - we will be presenting at the Adams Harkness Annual Summer Seminar in Boston at 2 pm. For those of you not able to attend, our presentation will be webcast live on our Web site, and a recording will also be available for 30 days.

Until next quarter, thanks for your time and interest in our company and I wish you a very good day.

Operator:	Ladies and gentlemen, that concludes your conference call for today. We thank you for your participation and ask that you please disconnect your lines.

END